UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Chellgren, Paul W.

   1000 Ashland Drive
   Russell, KY  41169
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer, President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |10,217 (1)         |I     |By Trustee                 |
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Common Stock                 |      |    |                  |   |           |12,826 (2)         |I     |By Trustee                 |
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Common Stock                 |      |    |                  |   |           |24,500             |D     |                           |
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Common Stock                 |      |    |                  |   |           |60,000 (3)         |D     |                           |
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Common Stock                 |      |    |                  |   |           |1,870 (4)          |D     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (5)              |41.00   |     |    |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |90   |-99  |            |       |       |            |   |            |
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                        |41.00   |     |    |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |91   |-99  |            |       |       |            |   |            |
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                        |41.00   |     |    |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |92   |-99  |            |       |       |            |   |            |
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                        |41.00   |     |    |           |   |9-21-|10-21|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |93   |-99  |            |       |       |            |   |            |
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Option (5)              |30.750  |     |    |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |91   |-00  |            |       |       |            |   |            |
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                        |30.750  |     |    |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |92   |-00  |            |       |       |            |   |            |
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                        |30.750  |     |    |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |93   |-00  |            |       |       |            |   |            |
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                        |30.750  |     |    |           |   |9-20-|10-20|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |94   |-00  |            |       |       |            |   |            |
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Option (5)              |30.50   |     |    |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                        |        |     |    |           |   |92   |-01  |            |       |       |            |   |            |
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                        |30.50   |     |    |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |93   |-01  |            |       |       |            |   |            |
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                        |30.50   |     |    |           |   |9-19-|10-19|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |94   |-01  |            |       |       |            |   |            |
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Option (5)              |23.875  |     |    |           |   |9-21-|10-21|Common Stock|15,000 |       |15,000      |D  |            |
                        |        |     |    |           |   |93   |-02  |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                        |        |     |    |           |   |94   |1-02 |            |       |       |            |   |            |
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                        |23.875  |     |    |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                        |        |     |    |           |   |95   |-02  |            |       |       |            |   |            |
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Option (5)              |24.625  |     |    |           |   |11-5-|12-5-|Common Stock|12,500 |       |12,500      |D  |            |
                        |        |     |    |           |   |93   |02   |            |       |       |            |   |            |
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                        |24.625  |     |    |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |94   |02   |            |       |       |            |   |            |
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                        |24.625  |     |    |           |   |11-5-|12-5-|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |95   |02   |            |       |       |            |   |            |
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Option (5)              |33.125  |     |    |           |   |9-16-|10-16|Common Stock|20,000 |       |20,000      |D  |            |
                        |        |     |    |           |   |94   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |95   |-03  |            |       |       |            |   |            |
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                        |33.125  |     |    |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |96   |-03  |            |       |       |            |   |            |
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Option (6)              |35.875  |     |    |           |   |9-15-|10-15|Common Stock|20,000 |       |20,000      |D  |            |
                        |        |     |    |           |   |95   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |96   |-04  |            |       |       |            |   |            |
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                        |35.875  |     |    |           |   |9-15-|10-15|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |97   |-04  |            |       |       |            |   |            |
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Option (6)              |33.875  |     |    |           |   |9-21-|10-21|Common Stock|20,000 |       |20,000      |D  |            |
                        |        |     |    |           |   |96   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |97   |-05  |            |       |       |            |   |            |
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                        |33.875  |     |    |           |   |9-21-|10-21|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |98   |-05  |            |       |       |            |   |            |
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Option (6)              |39.00   |     |    |           |   |9-19-|10-19|Common Stock|25,000 |       |25,000      |D  |            |
                        |        |     |    |           |   |97   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                        |        |     |    |           |   |98   |-06  |            |       |       |            |   |            |
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                        |39.00   |     |    |           |   |9-19-|10-19|Common Stock|12,500 |       |12,500      |D  |            |
                        |        |     |    |           |   |99   |-06  |            |       |       |            |   |            |
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Option (7)              |53.375  |     |    |           |   |9-18-|10-18|Cimmon Stock|20,000 |       |5,000       |D  |            |
                        |        |     |    |           |   |98   |-07  |            |       |       |            |   |            |
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                        |53.375  |     |    |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |99   |-07  |            |       |       |            |   |            |
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                        |53.375  |     |    |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |     |    |           |   |00   |-07  |            |       |       |            |   |            |
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Option (8)              |53.375  |     |    |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I  |By Daughter |
                        |        |     |    |           |   |98   |-07  |            |       |       |            |   |            |
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Option (9)              |53.375  |     |    |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I  |By Daughter |
                        |        |     |    |           |   |98   |-07  |            |       |       |            |   |            |
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Option (10)             |53.375  |     |    |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |I  |By Son      |
                        |        |     |    |           |   |98   |-07  |            |       |       |            |   |            |
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Option (11)             |48.00   |9-17-|J   |1          |A  |9-17-|10-17|Common Stock|20,000 |       |20,000      |D  |            |
                        |        |98   |    |           |   |99   |-08  |            |       |       |            |   |            |
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                        |48.00   |9-17-|J   |1          |A  |9-17-|10-17|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |98   |    |           |   |00   |-08  |            |       |       |            |   |            |
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                        |48.00   |9-17-|J   |1          |A  |9-17-|10-17|Common Stock|10,000 |       |10,000      |D  |            |
                        |        |98   |    |           |   |01   |-08  |            |       |       |            |   |            |
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Common Stock Units (12) |1-for-1 |9-30-|J   |136        |A  |     |     |Common Stock|136    |       |24,274      |D  |            |
                        |        |98   |    |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this account.
2. Based on Employee Savings Plan information as of 9-30-98, the latest date for which such information is reasonably available, and includes transactions occurring on or after 9-24-98.
3. Shares of restricted common stock granted pursuant to Ashland's 1997 Stock Incentive Plan and exempt under
Rule 16b-3. The restricted common stock is enrolled in Ashland's Dividend Reinvestment Plan.
4. Shares allocated pursuant to Ashland's Dividend Reinvestment Plan as of 9-15-98.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
8. I hereby disclaim beneficial ownership of all securities owned by my daughter, Jane Chellgren.
9. I hereby disclaim beneficial ownership of all securities owned by my daughter, Sarah Chellgren.
10. I hereby disclaim beneficial ownership of all securities owned by my son, Matthew Chellgren.
11. Grant of employee stock option pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
12. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d). The price of the Common Stock Units on applicable valuation dates has varied from $46.250 to $48.750.
SIGNATURE OF REPORTING PERSON
Paul W. Chellgren
DATE
October 15, 1998